   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 1997
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                             ALLIANCE IMAGING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         DELAWARE                    8099                    33-0239910
     (STATE OR OTHER          (PRIMARY STANDARD               (I.R.S.
       JURISDICTION        INDUSTRIALCLASSIFICATION    EMPLOYERIDENTIFICATION
    OFINCORPORATION OR           CODE NUMBER)                 NUMBER)
      ORGANIZATION)

                                ---------------

                    1065 NORTH PACIFICENTER DRIVE, SUITE 200
                           ANAHEIM, CALIFORNIA 92806
                                 (714) 688-7100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                      ROYAL MEDICAL HEALTH SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

       PENNSYLVANIA                  8099                    25-1738355
     (STATE OR OTHER          (PRIMARY STANDARD               (I.R.S.
       JURISDICTION        INDUSTRIALCLASSIFICATION    EMPLOYERIDENTIFICATION
    OFINCORPORATION OR           CODE NUMBER)                 NUMBER)
      ORGANIZATION)

                                ---------------

                    1065 NORTH PACIFICENTER DRIVE, SUITE 200
                           ANAHEIM, CALIFORNIA 92806
                                 (714) 688-7100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                        ALLIANCE IMAGING OF OHIO, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         DELAWARE                    8099                    33-0768045
     (STATE OR OTHER          (PRIMARY STANDARD               (I.R.S.
       JURISDICTION        INDUSTRIALCLASSIFICATION    EMPLOYERIDENTIFICATION
    OFINCORPORATION OR           CODE NUMBER)                 NUMBER)
      ORGANIZATION)

                                ---------------

                   1065 NORTH PACIFICENTER DRIVE, SUITE 200
                           ANAHEIM, CALIFORNIA 92806
                                (714) 688-7100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                      ALLIANCE IMAGING OF MICHIGAN, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         DELAWARE                    8099                    33-0779723
     (STATE OR OTHER          (PRIMARY STANDARD               (I.R.S.
       JURISDICTION        INDUSTRIALCLASSIFICATION    EMPLOYERIDENTIFICATION
    OFINCORPORATION OR           CODE NUMBER)                 NUMBER)
      ORGANIZATION)

                                ---------------

                   1065 NORTH PACIFICENTER DRIVE, SUITE 200
                           ANAHEIM, CALIFORNIA 92806
                                (714) 688-7100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                   ALLIANCE IMAGING OF CENTRAL GEORGIA, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         GEORGIA                     8099                    33-0606074
     (STATE OR OTHER          (PRIMARY STANDARD               (I.R.S.
       JURISDICTION        INDUSTRIALCLASSIFICATION    EMPLOYERIDENTIFICATION
    OFINCORPORATION OR           CODE NUMBER)                 NUMBER)
      ORGANIZATION)

                                ---------------

                   1065 NORTH PACIFICENTER DRIVE, SUITE 200
                           ANAHEIM, CALIFORNIA 92806
                                (714) 688-7100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

    MR. RICHARD N. ZEHNER, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                   1065 NORTH PACIFICENTER DRIVE, SUITE 200
                           ANAHEIM, CALIFORNIA 92806
                                (714) 688-7100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                WITH COPIES TO:

  ANTHONY T. ILER, ESQ.      JOHN J. SUYDAM, ESQ.       JAMES J. CLARK, ESQ.
   IRELL & MANELLA LLP        O'SULLIVAN GRAEV &      CAHILL GORDON & REINDEL
  333 SOUTH HOPE STREET         KARABELL, LLP              80 PINE STREET
        SUITE 3300           30 ROCKEFELLER PLAZA     NEW YORK, NEW YORK 10005
 LOS ANGELES, CALIFORNIA   NEW YORK, NEW YORK 10112        (212) 701-3000
          90071                 (212) 408-2400
      (213) 620-1555

                                ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-33817

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF       AMOUNT        MAXIMUM        MAXIMUM
    SECURITIES TO BE          TO BE      OFFERING PRICE   AGGREGATE       AMOUNT OF
       REGISTERED           REGISTERED      PER NOTE    OFFERING PRICE REGISTRATION FEE
---------------------------------------------------------------------------------------
9 5/8% Senior
 Subordinated Notes due
 2005...................   $10,000,000        100%       $10,000,000        $2,950

---------------------------------------------------------------------------------------
Floating Interest Rate
 Subordinated Term
 Securities due 2005
 (FIRSTSSM)*............    $5,000,000        100%        $5,000,000        $1,475
---------------------------------------------------------------------------------------
Guarantees of the 9 5/8%
 Senior Subordinated
 Notes due 2005.........   $10,000,000        (1)            (1)             (1)
---------------------------------------------------------------------------------------
Guarantees of Floating
 Interest Rate
 Subordinated Term
 Securities due 2005
 (FIRSTSSM)*............    $5,000,000        (1)            (1)             (1)
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

* FIRSTS is a service mark of BT Alex. Brown Incorporated.
(1) This Registration Statement covers the Guarantees to be issued by subsidiaries of Alliance Imaging, Inc. of its obligations under the 9 5/8% Senior Subordinated Notes due 2005 and the Floating Interest Rate Subordinated Term Securities due 2005. Such Guarantees are to be issued for no additional consideration, and therefore no registration fee is required.

                               EXPLANATORY NOTE

  This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-2 (File No. 333-33817) filed by Alliance Imaging, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") on August 15, 1997, as amended by Amendment No. 1 to the Registration Statement filed by the Registrant with the Commission on September 29, 1997, as further amended by Amendment No. 2 to the Registration Statement filed by the Registrant with the Commission on October 15, 1997, as further amended by Amendment No. 3 to the Registration Statement filed by the Registrant with the Commission on November 11, 1997, as further amended by Amendment No. 4 to the Registration Statement filed by the Registrant with the Commission on November 21, 1997, as further amended by Amendment No. 5 to the Registration Statement filed by the Registrant with the Commission on November 25, 1997, as further amended by Amendment No. 6 to the Registration Statement filed by the Registrant with the Commission on December 9, 1997, as further amended by Amendment No. 7 to the Registration Statement filed by the Registrant with the Commission on December 11, 1997, as further amended by Amendment No. 8 to the Registration Statement filed by the Registrant with the Commission on December 11, 1997, which was declared effective by the Commission on December 11, 1997, are incorporated herein by reference.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

EXHIBIT NO.  NOTE                             EXHIBIT DESCRIPTION
-----------  ----  --------------------------------------------------------------------------
  1          (14)  Form of Underwriting Agreement.
 2.1         (10)  Agreement and Plan of Merger dated as of July 23, 1997 between Alliance and Newport Investment LLC (the "Recapitalization Merger Agreement").
 2.2         (11)  Amendment No. 1 dated as of August 13, 1997 to the Recapitalization Merger
                   Agreement.
 2.3         (11)  Amendment No. 2 dated as of October 13, 1997 to the Recapitalization
                   Merger Agreement.
 2.4         (11)  Amendment No. 3 dated as of November 10, 1997 to the Recapitalization
                   Merger Agreement.
 2.5         (11)  Guaranty Letter dated July 22, 1997, from AIF III to Alliance.
 3.1         (14)  Form of Amended and Restated Certificate of Incorporation of Alliance.
 3.2         (14)  By-Laws of Alliance, as amended.
 4.1         (14)  Form of Indenture for the 9 5/8% Senior Subordinated Notes due 2005 and
                   the Floating Interest Rate Subordinated Term Securities due 2005
                   (including the Forms of Notes as Exhibits A and B thereto) between the
                   Company and IBJ Schroder Bank & Trust Company, as trustee.
 4.2         (14)  Form of Guarantee of the Notes.
  5          (12)  Opinion of O'Sullivan Graev & Karabell, LLP.
 9.1          (1)  Amended and Restated Voting Trust Agreement between Donaldson, Lufkin &
                   Jenrette Capital Corporation and Meridian Trust Company dated December 29,
                   1988.
10.1         (10)  Stockholder Agreement dated as of July 23, 1997 among Newport Investment
                   LLC and the stockholders of Alliance party thereto.
10.2          (4)  Registration Rights Agreement dated as of December 31, 1994 among the
                   Registrant, the Senior Noteholders and the Senior Subordinated
                   Debentureholders.
10.3          (7)  Amended and Restated 1991 Stock Option Plan of Alliance, including forms of agreement used thereunder.
10.4          (1)  Form of Indemnification Agreement between Alliance and its directors and/or officers.
10.5          (2)  Georgia Magnetic Imaging Center, Ltd. Limited Partnership Agreement dated as of March 22, 1985.
10.6          (2)  Amendment to Georgia Magnetic Imaging Center, Ltd., Limited Partnership
                   Agreement, dated as of July 1, 1993.
10.7          (3)  Employment Agreement dated as of September 9, 1993 between Alliance and
                   Terry A. Andrues.
10.8          (3)  Employment Agreement dated as of September 9, 1993 between Alliance and
                   Jay A. Mericle.
10.9          (9)  Amended and Restated Employment Agreement dated as of May 15, 1997 between
                   Alliance and Terrence M. White.
10.10         (3)  Employment Agreement dated as of June 6, 1994 between Alliance and Neil M.
                   Cullinan.
10.11         (3)  Employment Agreement dated as of June 6, 1994 between Alliance and Cheryl
                   A. Ford.
10.12         (5)  Employment Agreement dated July 7, 1995 between Alliance and Michael W.
                   Grismer.
10.13        (14)  Employment Agreement dated as of July 23, 1997 between Alliance and
                   Richard N. Zehner.
10.14        (14)  Employment Agreement dated as of July 23, 1997 between Alliance and
                   Vincent S. Pino.
10.15        (14)  Agreement Not to Compete dated as of July 23, 1997 among Newport
                   Investment LLC, Alliance, Richard N. Zehner and Vincent S. Pino.
10.16         (9)  Amended and Restated Long-Term Executive Incentive Plan dated as of July
                   22, 1997.

10.17   (6) Agreement and Plan of Merger, dated as of April 16, 1996, among Alliance,
            Alliance Imaging of Pennsylvania, Inc. and Royal Medical Health Services
            Inc.
10.18   (6) Acquisition Agreement, among Alliance, A&M Trucking Inc. and each of Mark
            J. Graham and Albert F. Calfo, II, dated April 16, 1996.
10.19   (8) Stock Purchase Agreement, dated as of March 25, 1997, between Alliance and
            General Electric Company.
10.20  (14) Form of Credit Agreement.
10.21  (15) Acquisition Agreement dated as of October 17, 1997 among Medical
            Consultants Imaging Corp., Bondcat Corp., Chip-Cat Corp., Medical
            Consultants Scanning Systems,
            Inc., Alliance Imaging of Ohio, Inc., Alliance Imaging of Michigan, Inc.,
            and Alliance Imaging, Inc.
 11    (14) Statement of Computation of Per Share Earnings.
12.1   (11) Statement of Computation of Earnings to Fixed Charges.
 21    (11) List of Subsidiaries.
23.1   (12) Consent of Ernst & Young LLP.
23.3        Consent of O'Sullivan Graev & Karabell, LLP (included in Exhibit 5).
23.4   (12) Consent of industry consultant.
24.1   (14) Power of Attorney.
 25    (14) Statement of Eligibility of IBJ Schroder Bank & Trust Company.
27.1   (14) Financial Data Schedule.

--------
 (1) Incorporated by reference herein to the indicated exhibits filed in response to Item 16, "Exhibits" of Alliance's Registration Statement on Form S-1, No. 33-40805, initially filed on May 24, 1991.
 (2) Incorporated by reference herein to the indicated exhibits filed in response to Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993.
 (3) Incorporated by reference herein to the indicated exhibit filed in response to Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.
 (4) Incorporated by reference herein to Exhibit 4.5 filed in response to Item 7, "Exhibits" of Alliance's Form 8-K Current Report dated January 25, 1995.
 (5) Incorporated by reference herein to Exhibit 10.36 filed in response to
     Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.
 (6) Incorporated by reference herein to the indicated Exhibit filed in response to Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.
 (7) Incorporated by reference herein to Exhibits filed with Alliance's Registration Statement on Form S-1, No. 33-40805, initially filed on May 24, 1991 and Alliance's definitive Proxy Statement with respect to its Annual Meeting of Shareholders held May 16, 1996.
 (8) Incorporated by reference herein to the indicated Exhibit in response to
     Item 14(a)(3), "Exhibits" of Alliance's Annual Report on Form 10-K for the year ending December 31, 1996.
 (9) Incorporated by reference to indicated exhibits filed in response to Item 6, "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.
(10) Incorporated by reference herein to the indicated exhibits filed in response to Item 5, "Exhibits" of Alliance's Form 8-K Current Report dated August 1, 1997.
(11) Incorporated by reference to the indicated exhibits filed in response to
     Item 21, "Exhibits" of Alliance's Registration Statement on Form S-4, No 333-33787, initially filed on August 15, 1997.
(12) Filed herewith.
(13) To be filed by amendment.
(14) Incorporated by reference to the indicated exhibits filed in response to
   Item 21, "Exhibits" of Alliance's Registration Statement on Form S-2, No. 333-33817, initially filed on August 25, 1997.
(15) Incorporated by reference to the indicated exhibits filed in response to
     Item 6, "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on the 12th day of December, 1997.

                                          Alliance Imaging, Inc.

                                          By:      /s/ Terrence M. White
                                            ___________________________________
                                            Name: Terrence M. White
                                            Title:Senior Vice President, Chief
                                                 Financial  Officer and
                                                 Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 12th day of December, 1997, by the following persons in the capacities indicated:

             SIGNATURE                          TITLE

                                         Chairman of the
                 *                        Board of
------------------------------------      Directors,
            RICHARD N. ZEHNER             President and
                                          Chief Executive
                                          Officer (Principal
                                          Executive Officer)

                 *                       Executive Vice
------------------------------------      President, Chief
          VINCENT S. PINO                 Operating Officer
                                          and Director

     /s/ Terrence M. White               Senior Vice
------------------------------------      President, Chief
         TERRENCE M. WHITE                Financial Officer
                                          and Secretary
                                          (Principal
                                          Financial Officer)

                 *                       Controller
------------------------------------      (Principal
         MICHAEL W. GRISMER               Accounting
                                          Officer)

                 *                       Director
------------------------------------
          JAMES E. BUNCHER

                 *                       Director
------------------------------------
          DOUGLAS M. HAYES

                                         Director
------------------------------------
       ROBERT B. WALEY-COHEN

                 *                       Director
------------------------------------
          JOHN C. WALLACE

     /s/ Terrence M. White
------------------------------------
       *BY: TERRENCE M. WHITE
              ATTORNEY-IN-FACT

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on the 12th day of December, 1997.

                                          Royal Medical Health Services, Inc.

                                                  /s/ Terrence M. White
                                          By:__________________________________
                                             Name: Terrence M. White
                                             Title:Senior Vice President,
                                                  Chief Financial  Officer and
                                                  Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 12th day of December, 1997, by the following persons in the capacities indicated:

             SIGNATURES                        TITLE

                  *                       Chairman of the
-------------------------------------      Board of Directors,
            RICHARD N. ZEHNER              President and Chief
                                           Executive Officer
                                           (Principal
                                           Executive Officer)

                  *                       Executive Vice
-------------------------------------      President, Chief
            VINCENT S. PINO                Operating Officer
                                           and Director

        /s/ Terrence M. White             Senior Vice
-------------------------------------      President, Chief
            TERRENCE M. WHITE              Financial Officer,
                                           Secretary and
                                           Director (Principal
                                           Financial Officer)

                  *                       Controller
-------------------------------------      (Principal
            MICHAEL W. GRISMER             Accounting Officer)

        /s/ Terrence M. White
_____________________________________
  *By: Terrence M. White
     Attorney-in-Fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on the 12th day of December, 1997.

                                          Alliance Imaging of Central Georgia,
                                          Inc.

                                                   /s/ Terrence M. White
                                          By: _________________________________
                                            Name: Terrence M. White
                                            Title:Senior Vice President, Chief
                                                 Financial  Officer and
                                                 Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 12th day of December, 1997, by the following persons in the capacities indicated:

              SIGNATURE                           TITLE

                  *                       Chairman of the
-------------------------------------      Board of Directors,
          RICHARD N. ZEHNER                President and Chief
                                           Executive Officer
                                           (Principal
                                           Executive Officer)

                  *                       Executive Vice
-------------------------------------      President, Chief
           VINCENT S. PINO                 Operating Officer
                                           and Director

        /s/ Terrence M. White             Senior Vice
-------------------------------------      President, Chief
          TERRENCE M. WHITE                Financial Officer,
                                           Secretary and
                                           Director (Principal
                                           Financial Officer)

                  *                       Controller
-------------------------------------      (Principal
         MICHAEL W. GRISMER                Accounting Officer)

        /s/ Terrence M. White
_____________________________________
  *By: Terrence M. White
     Attorney-in-Fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on the 12th day of December, 1997.

                                          Alliance Imaging of Ohio, Inc.

                                                   /s/ Terrence M. White
                                          By: _________________________________
                                            Name: Terrence M. White
                                            Title:Senior Vice President, Chief
                                                 Financial  Officer and
                                                 Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 12th day of December, 1997, by the following persons in the capacities indicated:

              SIGNATURE                           TITLE

                  *                       Chairman of the
-------------------------------------      Board of Directors,
          RICHARD N. ZEHNER                President and Chief
                                           Executive Officer
                                           (Principal
                                           Executive Officer)

                  *                       Executive Vice
-------------------------------------      President, Chief
           VINCENT S. PINO                 Operating Officer
                                           and Director

        /s/ Terrence M. White             Senior Vice
-------------------------------------      President, Chief
          TERRENCE M. WHITE                Financial Officer,
                                           Secretary and
                                           Director (Principal
                                           Financial Officer)

                  *                       Controller
-------------------------------------      (Principal
         MICHAEL W. GRISMER                Accounting Officer)

        /s/ Terrence M. White
_____________________________________
  *By: Terrence M. White
     Attorney-in-Fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on the 12th day of December, 1997.

                                          Alliance Imaging of Michigan, Inc.

                                                   /s/ Terrence M. White
                                          By: _________________________________
                                            Name: Terrence M. White
                                            Title:Senior Vice President, Chief
                                                 Financial  Officer and
                                                 Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 12th day of December, 1997, by the following persons in the capacities indicated:

              SIGNATURE                           TITLE

                  *                       Chairman of the
-------------------------------------      Board of Directors,
          RICHARD N. ZEHNER                President and Chief
                                           Executive Officer
                                           (Principal
                                           Executive Officer)

                  *                       Executive Vice
-------------------------------------      President, Chief
           VINCENT S. PINO                 Operating Officer
                                           and Director

        /s/ Terrence M. White             Senior Vice
-------------------------------------      President, Chief
          TERRENCE M. WHITE                Financial Officer,
                                           Secretary and
                                           Director (Principal
                                           Financial Officer)

                  *                       Controller
-------------------------------------      (Principal
         MICHAEL W. GRISMER                Accounting Officer)

        /s/ Terrence M. White
_____________________________________
  *By: Terrence M. White
     Attorney-in-Fact

EXHIBIT NO.  NOTE                             EXHIBIT DESCRIPTION
-----------  ----  --------------------------------------------------------------------------
  1          (14)  Form of Underwriting Agreement.
 2.1         (10)  Agreement and Plan of Merger dated as of July 23, 1997 between Alliance and Newport Investment LLC (the "Recapitalization Merger Agreement").
 2.2         (11)  Amendment No. 1 dated as of August 13, 1997 to the Recapitalization Merger
                   Agreement.
 2.3         (11)  Amendment No. 2 dated as of October 13, 1997 to the Recapitalization
                   Merger Agreement.
 2.4         (11)  Amendment No. 3 dated as of November 10, 1997 to the Recapitalization
                   Merger Agreement.
 2.5         (11)  Guaranty Letter dated July 22, 1997, from AIF III to Alliance.
 3.1         (14)  Form of Amended and Restated Certificate of Incorporation of Alliance.
 3.2         (14)  By-Laws of Alliance, as amended.
 4.1         (14)  Form of Indenture for the 9 5/8% Senior Subordinated Notes due 2005 and
                   the Floating Rate Subordinated Term Securities due 2005 (including the
                   Forms of Notes as Exhibits A and B thereto) between the Company and IBJ
                   Schroder Bank & Trust Company, as trustee.
 4.2         (14)  Form of Guarantee of the Notes.
  5          (12)  Opinion of O'Sullivan Graev & Karabell, LLP.
 9.1          (1)  Amended and Restated Voting Trust Agreement between Donaldson, Lufkin &
                   Jenrette Capital Corporation and Meridian Trust Company dated December 29,
                   1988.
10.1         (10)  Stockholder Agreement dated as of July 23, 1997 among Newport Investment
                   LLC and the stockholders of Alliance party thereto.
10.2          (4)  Registration Rights Agreement dated as of December 31, 1994 among the
                   Registrant, the Senior Noteholders and the Senior Subordinated
                   Debentureholders.
10.3          (7)  Amended and Restated 1991 Stock Option Plan of Alliance, including forms of agreement used thereunder.
10.4          (1)  Form of Indemnification Agreement between Alliance and its directors and/or officers.
10.5          (2)  Georgia Magnetic Imaging Center, Ltd. Limited Partnership Agreement dated as of March 22, 1985.
10.6          (2)  Amendment to Georgia Magnetic Imaging Center, Ltd., Limited Partnership
                   Agreement, dated as of July 1, 1993.
10.7          (3)  Employment Agreement dated as of September 9, 1993 between Alliance and
                   Terry A. Andrues.
10.8          (3)  Employment Agreement dated as of September 9, 1993 between Alliance and
                   Jay A. Mericle.
10.9          (9)  Amended and Restated Employment Agreement dated as of May 15, 1997 between
                   Alliance and Terrence M. White.
10.10         (3)  Employment Agreement dated as of June 6, 1994 between Alliance and Neil M.
                   Cullinan.
10.11         (3)  Employment Agreement dated as of June 6, 1994 between Alliance and Cheryl
                   A. Ford.
10.12         (5)  Employment Agreement dated July 7, 1995 between Alliance and Michael W.
                   Grismer.
10.13        (14)  Employment Agreement dated as of July 23, 1997 between Alliance and
                   Richard N. Zehner.
10.14        (14)  Employment Agreement dated as of July 23, 1997 between Alliance and
                   Vincent S. Pino.
10.15        (14)  Agreement Not to Compete dated as of July 23, 1997 among Newport
                   Investment LLC, Alliance, Richard N. Zehner and Vincent S. Pino.
10.16         (9)  Amended and Restated Long-Term Executive Incentive Plan dated as of July
                   22, 1997.

10.17   (6) Agreement and Plan of Merger, dated as of April 16, 1996, among Alliance,
            Alliance Imaging of Pennsylvania, Inc. and Royal Medical Health Services
            Inc.
10.18   (6) Acquisition Agreement, among Alliance, A&M Trucking Inc. and each of Mark
            J. Graham and Albert F. Calfo, II, dated April 16, 1996.
10.19   (8) Stock Purchase Agreement, dated as of March 25, 1997, between Alliance and
            General Electric Company.
10.20  (14) Form of Credit Agreement.
10.21  (15) Acquisition Agreement dated as of October 17, 1997 among Medical
            Consultants Imaging Corp., Bondcat Corp., Chip-Cat Corp., Medical
            Consultants Scanning Systems,
            Inc., Alliance Imaging of Ohio, Inc., Alliance Imaging of Michigan, Inc.,
            and Alliance Imaging, Inc.
 11    (14) Statement of Computation of Per Share Earnings.
12.1   (11) Statement of Computation of Earnings to Fixed Charges.
 21    (11) List of Subsidiaries.
23.1   (12) Consent of Ernst & Young LLP.
23.3        Consent of O'Sullivan Graev & Karabell, LLP (included in Exhibit 5).
23.4   (12) Consent of industry consultants.
24.1   (14) Power of Attorney.
 25    (14) Statement of Eligibility of IBJ Schroder Bank & Trust Company.
27.1   (14) Financial Data Schedule.
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 (1) Incorporated by reference herein to the indicated exhibits filed in response to Item 16, "Exhibits" of Alliance's Registration Statement on
     Form S-1, No. 33-40805, initially filed on May 24, 1991.
 (2) Incorporated by reference herein to the indicated exhibits filed in response to Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form
     10-Q for the quarter ended September 30, 1993.
 (3) Incorporated by reference herein to the indicated exhibit filed in response to Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form
     10-Q for the quarter ended June 30, 1994.
 (4) Incorporated by reference herein to Exhibit 4.5 filed in response to Item
     7, "Exhibits" of Alliance's Form 8-K Current Report dated January 25,
     1995.
 (5) Incorporated by reference herein to Exhibit 10.36 filed in response to
     Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the
     quarter ended June 30, 1995.
 (6) Incorporated by reference herein to the indicated Exhibit filed in response to Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form
     10-Q for the quarter ended March 31, 1996.
 (7) Incorporated by reference herein to Exhibits filed with Alliance's
     Registration Statement on Form S-1, No. 33-40805, initially filed on May
     24, 1991 and Alliance's definitive Proxy Statement with respect to its
     Annual Meeting of Shareholders held May 16, 1996.
 (8) Incorporated by reference herein to the indicated Exhibit in response to
     Item 14(a)(3), "Exhibits" of Alliance's Annual Report on Form 10-K for the
     year ending December 31, 1996.
 (9) Incorporated by reference to indicated exhibits filed in response to Item
     6, "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.
(10) Incorporated by reference herein to the indicated exhibits filed in response to Item 5, "Exhibits" of Alliance's Form 8-K Current Report dated
     August 1, 1997.
(11) Incorporated by reference to the indicated exhibits filed in response to
     Item 21, "Exhibits" of Alliance's Registration Statement on Form S-4, No
     333-33787, initially filed on August 15, 1997.
(12) Filed herewith.
(13) To be filed by amendment.
(14) Incorporated by reference to the indicated exhibits filed in response to
   Item 21, "Exhibits" of Alliance's Registration Statement on Form S-2 No.
   333-33817, initially filed on August 15, 1997.
(15) Incorporated by reference to the indicated exhibits filed in response to
     Item 6, "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the
     quarter ended September 30, 1997.

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